EXHIBIT 99.2

P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Universal Corporation Investor Relations	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces 53rd Annual Dividend Increase and
Sets Annual Meeting Date
Richmond, VA May 24, 2023 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of eighty cents ($0.80) per share on the common shares of the Company, payable August 7, 2023, to common shareholders of record at the close of business on July 10, 2023. This increase indicates an annualized rate of $3.20 per common share and a yield of approximately 5.99% based on the $53.40 closing price on May 22, 2023.

Mr. Freeman noted, “This is our 53rd consecutive annual dividend increase. We are pleased to continue our strong record of returning value to our shareholders, and raising our common dividend every year is one of the main ways in which we do that."

The Board of Directors set the date of the Annual Meeting of Shareholders as Tuesday, August 1, 2023. It will be held at 11:00 a.m. at the Company’s headquarters building. The Board of Directors set the record date for the Annual Meeting of Shareholders as June 6, 2023.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.

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